Exhibit 99

Dillard’s, Inc. Reports March Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 9, 2009--Dillard’s, Inc. (NYSE:DDS) (“Dillard’s” or the “Company”) announced today that merchandise sales (“sales”) for the five weeks ended April 4, 2009 were $490,101,000 compared to sales for the five weeks ended April 5, 2008 of $621,725,000. Total sales decreased 21%. Sales in comparable stores decreased 19% for the five-week period. Because the Easter holiday occurred in March last year and will occur in April of the current year, the Company noted that a considerable amount of Easter shopping activity will shift to the April fiscal month.

Sales for the nine weeks ended April 4, 2009 were $987,781,000 compared to sales for the nine weeks ended April 5, 2008 of $1,203,337,000. Total sales decreased 18%. Sales in comparable stores decreased 16% for the nine-week period.

During the five weeks ended April 4, 2009, sales were above the average total Company trend in the Central region, slightly below trend in the Eastern region and below trend in the Western region.

During the five weeks ended April 4, 2009, the sales performance in cosmetics was significantly better than the average total Company trend. The sales performances in home and furniture, men’s apparel and accessories and juniors’ and children’s apparel were significantly below trend.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull
Director of Investor Relations
501-376-5965